EXHIBIT 99.1

STEPAN EXPECTS TO REPORT A LOSS FOR THE FOURTH QUARTER

NORTHFIELD, Illinois, January 23, 2006 — Stepan Company (NYSE: SCL) today reported that it expects a net loss in the range of $0.5 million to $1.5 million for the quarter ended December 31, 2005. The Company reported net income of $0.6 million in fourth quarter 2004. Full year net income is projected to be in the range of $12.0 to $13.0 million. Net income for 2004 was $10.3 million. Record high natural gas prices, plant production problems, deferred compensation expense and a provision for future asset retirement obligations all contributed to the projected fourth quarter loss.

•	A planned maintenance turnaround in our Millsdale (Joliet, Illinois) phthalic anhydride plant experienced a fire in an electrical substation caused by an undersized transformer provided by the electrical utility company. The incident resulted in extended turnaround time and start up problems. This led to lost sales volume and high maintenance costs. The Company recorded a reserve for out of specification product generated during the outage and plant restart. A claim against the electrical provider has been lodged, but not resolved, and accordingly, is not reflected in 2005 results.

•	Natural gas prices reached record high levels and usage was higher than normal due to unseasonably cold weather. Additionally, steam, normally generated by our phthalic anhydride plant, was limited due to the production outage described above, resulting in higher consumption of natural gas to generate steam.

•	Deferred compensation obligations added an $0.8 million after tax expense to the quarter due primarily to the rise in Stepan Company stock price. The accounting requirement for the deferred compensation plan results in expense when the price of Stepan Company stock rises, and income when the stock price declines.

•	The Company recorded a charge for asset retirement obligations in accordance with the recent adoption of FASB Interpretation No. 47, which interprets FASB Statement No. 143 covering asset retirement obligations. The 2005 pronouncement provided clarification of the handling of future obligations of disposing of asbestos removed upon retirement of buildings and equipment. While Stepan has no defined plans to shut down any of its facilities, the required calculation results in an after tax charge of approximately $0.5 million.

“Global surfactant sales volume grew and was in line with our expectations. We continue to seek recovery of higher costs in our surfactant selling prices”, said F. Quinn Stepan, Jr., Chief Executive Officer. “Polymer volume was weaker than the prior year quarter, but earnings benefited from recovering profit margins. The phthalic anhydride plant problems, which adversely affected our fourth quarter, are behind us and the plant is running at capacity. We are optimistic about the year ahead”, said Mr. Stepan.

Stepan Company expects to report earnings for the fourth quarter and full year 2005 upon completion of its year end audit expected by mid February.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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